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                            July 14, 2021

       David Kimball
       Chief Executive Officer
       Prosper Marketplace, Inc.
       221 Main Street, 3rd Floor
       San Francisco, CA 94105

                                                        Re: Prosper
Marketplace, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 7, 2021
                                                            File No. 333-257739

       Dear Mr. Kimball:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance